Exhibit 10.1

AGREEMENT FOR SERVICES

This Agreement is between Heartland Oil and Gas, Inc. (HOGI), Heartland Oil and Gas Corp (HOGC) and Robert L. Poley, CPA (Mr. Poley). The “Companies” means HOGI and HOGC together, as well as either of HOGI or HOGC separately. The Agreement is effective on the last date written below.

Objectives of the Engagement

Mr. Poley is to serve as an officer of the Companies in the role of Chief Financial Officer (CFO) on a consultant basis. His responsibilities will initially include the following:

1.	Review accounting records and work with the Companies’ controller to prepare consolidated financial statements for quarterly 10-Q and annual 10-K reporting.
2.	Ensure that the Companies are in compliance with all applicable SEC reporting requirements.
3.	Work with the Companies’ Attorney and the Companies’ Auditors to provide all financial information and commentary necessary for disclosure as required for public reporting.
4.	Review all bank records and reconciliations to verify records are property recorded.
5.	Develop policies, processes, and procedures to ensure the Companies are compliant with all applicable laws and regulations regarding Sarbanes-Oxley compliance.
6.

Maintain availability (both in person, and via telephone or email), to consult with executives of the Companies and/or supervisory staff, regarding any financial related issues or questions. These may be in the areas of accounting records, stock ownership, benefits, compensation, governmental compliance, policies/procedures, or any other financially related activity.

Other services may include, as determined by our mutual agreement:

7.	Representing the Companies in discussions or meetings with governmental agencies (e.g. taxing authorities or SEC reporting agencies).
8.	Provide expertise in the area of public and private offerings.
9.	Other services as mutually agreed upon by Mr. Poley and the Companies.

Services will be provided by Mr. Poley and may be provided via regularly scheduled on-site presence and telephone and email communications.

Term

This assignment will commence on July 19, 2005 with no specified termination date. Either Mr. Poley or the Companies may terminate this agreement with ten (10) days written notice to the other party. In the event of termination, Mr. Poley will be compensated for services rendered through the date the termination becomes effective.

Fees

Fees will be billable at $75.00 per hour and will be payable upon receipt as billed on a monthly basis. Other out-of-pocket costs, such as travel expenses outside of the Denver area and long-distance charges, shall be billed separately. Any billings during a quarterly period will not exceed a total of 50 hours unless expressly agreed to as between the parties.

Stock Options

As part of the compensation for services, the Companies each quarter will grant to Mr. Poley options (the “Options”) to acquire 12,500 shares of the common stock of HOGC, up to a total of 200,000 shares. The Options will be awarded on the last business day of each quarter for services provided during that quarter and shall be granted under HOGC’s 2005 Stock Option Plan. The Option exercise price will be the closing sale price at the close of business on the last trading day of the quarter.

The Options for a given quarter will fully vest on the date of the option award for that quarter. If no services are provided during a quarter, then the Options will not be awarded for that quarter. If the services of Mr. Poley are terminated, then all Options shall expire pursuant to the 2005 Stock Option Plan. All grants of options will be governed by the form of stock option agreement attached to the 2005 Stock Option Plan.

Registration of Options

Mr. Poley agrees and acknowledges that none of the Options or the shares acquired on exercise of the Options have been registered under the Securities Act of 1933 or under any state securities or "blue sky" laws of any state of the United States, and, unless so registered, may not be offered or sold in the United States or, directly or indirectly, to U.S. Persons (as that term is defined in Regulation S under the Securities Act of 1933), except in accordance with the provisions of Regulation S, pursuant to an effective registration statement under the Securities Act of 1933, or pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933 and in each case only in accordance with applicable state and provincial securities laws. However, the parties acknowledge that HOGC shall use its commercially reasonable best efforts to register the shares which may be acquired on exercise of the Options.

Warranties and Indemnification

Mr. Poley represents and warrants that:

1.	He will perform services in a good and reasonable manner consistent with like services being provided by others in the industry; and
2.

Any work product he provides to the Companies (a) will be his own work or the work of others employed or engaged by him or by the Companies; or (b) will be obtained or prepared by him (or others employed or engaged by him) based upon publicly available information, including information available from sources such as www.sec.gov; or (c) work based upon non-public sources.

Should Mr. Poley provide a work product to the Companies based upon non-public sources, he will inform senior management of the Companies of the nature of the work, its source, and any information he has regarding intellectual property rights of third parties related to the work. The Companies may specify the manner in which any such work product based upon non-public sources is used by Mr. Poley or that it not be used.

The Companies acknowledge that certain accounting and financial functions require the exercise of professional judgment and that unintentional errors in judgment or mistakes may occur. The Companies and Mr. Poley further agree that Mr. Poley will exercise his professional judgment in accordance with standards of due care customarily applied in performing services comparable to those he is to perform under this Agreement. The Companies agree:

1.	to indemnify and hold harmless Mr. Poley in accordance with the Indemnification Agreement attached as Exhibit 1 to this Agreement; and
2.	that Mr. Poley shall not be liable to the Companies for any unintentional error or mistakes caused by Mr. Poley during the term of this Agreement.

Companies’ Confidential Information

Mr. Poley acknowledges and agrees that:

a)

proprietary, financial and confidential information and materials relating to the Companies have been, and will in the future be, disclosed to Mr. Poley, excluding information respecting the Companies which has been publicly disclosed or in the future is publicly disclosed through activity of others, or is publicly disclosed through the activity of Mr. Poley which is properly in the normal course of his work for the Companies (the “Companies’ Confidential Information”);

(b)

the Companies’ Confidential Information is the exclusive property of the Companies and that all right, title and interest in and to the Companies’ Confidential Information shall remain the property of Companies and shall be held in confidence by Mr. Poley; and

(c)

the Companies’ Confidential Information derives its value from not being generally known to the public or by other persons who can obtain economic value or other advantage from its disclosure and use, and is subject to efforts by the Companies to maintain their confidentiality.

Confidentiality Covenants

Mr. Poley covenants and agrees that:

(a)

he shall not directly or indirectly acquire any proprietary interest in, or otherwise deal with or use, the Companies’ Confidential Information except as reasonably required for carrying out his responsibilities;

(b)

he shall use his best efforts to keep confidential and protect the Companies’ Confidential Information and the interests of the Companies in the Companies’ Confidential Information and shall exercise the degree of care that the owner of such information would reasonably be expected to employ for his own benefit with respect to his own proprietary and confidential information; and

(c)	he shall not directly or indirectly disclose, allow access to, or transfer the Companies’ Confidential Information to third parties without the prior written consent of the Companies.

Covenants Survive

The covenants and agreements regarding the Companies’ Confidential Information:

(a)	are in addition to and not in derogation from any of the obligations of Mr. Poley to the Companies; and
(b)	shall survive the termination of this Agreement.

Non-Employee Status

The parties intend that an independent contract relationship be created by this Agreement. The Companies are interested only in the results to be achieved, and the conduct and control of the services to be performed will lie solely with Mr. Poley. Neither Mr. Poley nor his agents or employees are to be considered agents or employees of the Companies for any purpose. It is further understood that the Companies do not agree to use Mr. Poley’s services exclusively and that Mr. Poley is free to provide like services to other companies, subject to confidentiality provisions contained in the Confidentiality Agreement referred to above.

Governing Law

This Agreement and all matters arising hereunder shall be governed by, construed and enforced in accordance with the laws of the State of Colorado and the federal laws of the United States applicable therein and all disputes arising under this Agreement shall be referred to the Courts of the State of Colorado.

Entire Agreement

This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and shall supersede all previous expectations, understandings, communications, representations and agreements whether verbal or written between the parties with respect to the subject matter hereof.

Further Assurances

Each of the parties hereto hereby covenants and agrees to execute such further and other documents and instruments and do such further and other things as may be necessary or desirable to implement and carry out the intent of this Agreement.

Assignment

None of the parties may assign or transfer their respective rights under this Agreement without the prior written consent of the other party hereto.

Amendments

No amendment to this Agreement shall be valid unless it is evidenced by a written agreement executed by all of the parties hereto.

Counterparts

This Agreement may be executed in several counterparts each of which when executed by any party hereto shall be deemed to be an original and such counterparts shall together constitute one and the same instrument.

/s/ Robert L. Poley

Robert L. Poley, CPA

July 19, 2005 (Date)

HEARTLAND OIL AND GAS, INC.

By: /s/ Richard Coglon

Authorized Signatory

July 20, 2005 (Date)

HEARTLAND OIL & GAS CORP.

By: /s/ Richard Coglon

Authorized Signatory

uly 19, 2005 (Date)

EXHIBIT 1

INDEMNITY AGREEMENT

THIS AGREEMENT dated for reference the ______ day of _____________, 2005.

BETWEEN:

ROBERT L. POLEY, of 6033 Jay Road, Boulder, Colorado 80301

(the "Indemnitee")

AND:

HEARTLAND OIL & GAS CORP., a Nevada corporation having a business address at 1925 - 200 Burrard Street, Vancouver, British Columbia V6C 3L6

(the “Company”)

WITNESSES THAT WHEREAS:

A.	It is essential to the Company to retain and attract as directors, officers, employees and consultants the most capable persons available;
B.	The Indemnitee is the Chief Financial Officer of the Company;

C.

Both the Company and the Indemnitee recognize the increased risk of litigation and claims being asserted against directors, officers, employees and consultants of public companies and their subsidiaries in today's environment; and

D.

In recognition of the Indemnitee's need for substantial protection against personal liability and in order to enhance the Indemnitee's continued service to the Company in an effective manner, the Company wishes to provide for the indemnification of the Indemnitee to the fullest extent permitted by law on the terms and conditions set forth in this Agreement.

NOW THEREFORE in consideration of the premises, the respective covenants of the parties herein and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the parties hereto covenant and agree as follows:

1.	INTERPRETATION

1.1        Definitions. For the purposes of this Agreement, the following terms shall have the following meanings, respectively:

(a)	"Board" means the board of directors of the Company;

(b)           "Claim" or "Claims" has the meaning ascribed to such term in Subsection 2.1(a) hereof;

(c)	"Change in Control" shall be deemed to have occurred if:

(i)             any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned, directly or indirectly, by the Company, or the shareholders of the Company in substantially the same proportions as their ownership of securities of the Company, becomes the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 25% or more of the total voting power represented by the Company's then outstanding Voting Securities or has sole and/or shared voting or dispositive power over securities of the Company representing 25% or more of the total voting power represented by the Company's then outstanding Voting Securities;

(ii)            during any period of two consecutive years, individuals who at the beginning of such period constitute the Board and any new director of the Company whose election by the Board or nomination for election by the Company's shareholders was approved by a vote of at least two-thirds of the directors of the Company then still in office who either were directors of the Company at the beginning of such period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(iii)           the shareholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the Voting Securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into Voting Securities of the surviving entity) at least 50.1% of the total voting power represented by the Voting Securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the shareholders of the Company approve a plan of liquidation of the Company or an agreement for the sale or disposition by the Company of (in one transaction or a series of transactions) all or substantially all of the Company's assets;

(d)           "Independent Legal Counsel" means an attorney or firm of attorneys, selected in accordance with the provisions of Section 6.1 hereof, who shall not have otherwise performed services for the Company or the Indemnitee within the last two years (other than with respect to matters concerning the rights of the Indemnitee under this Agreement, or of other directors, officers, employees or consultants of the Company under similar indemnity agreements);

(e)            "Potential Change in Control" shall be deemed to have occurred if the Board adopts a resolution declaring or stating that, for purposes of this Agreement or any indemnity agreement, a potential Change in Control has occurred;

(f)            "Reviewing Party" means any appropriate person or body consisting of a member or members of the Board or any other person or body appointed by the Board who is not a party to the particular Claim for which the Indemnitee is seeking indemnification; and

(g)           "Voting Securities" means any securities of the Company which vote generally in the election of directors of the Company.

1.2        Effective Date. Notwithstanding the date of its execution and delivery, this Agreement shall be conclusively deemed to commence on, and be effective as of, the day upon which the Indemnitee first became or becomes a director, officer, employee or consultant of the Company or any of the Company's subsidiaries and shall survive and remain in full force and effect after the Indemnitee ceases to be a director, officer, employee or consultant of the Company or any of the Company's subsidiaries and after the termination of the Indemnitee's employment and/or contractual arrangements with the Company or any of the Company's subsidiaries.

2.	INDEMNITY

2.1        Indemnification. Subject to Section 3.1, the Company shall indemnify and save harmless the Indemnitee to the fullest extent permitted by law against and from:

(a)            any and all charges and claims of every nature and kind whatsoever which may be brought, made or advanced by any person, firm, corporation or government, or by any governmental department, body, commission, board, bureau, agency or instrumentality against the Indemnitee, and any and all threatened, pending or completed actions, suits or proceedings, or any inquires or investigations, whether instituted by the Company or any other person, that the Indemnitee in good faith believes might lead to the institution of any such action, suit or proceeding, whether civil, criminal, administrative, investigative or other, against the Indemnitee, including any and all actions, suits, proceedings, inquiries or investigations in which the Indemnitee was, is, becomes or is threatened to be made a party to or witness or other participant in (a "Claim", or collectively, the "Claims"), by reason of (or arising in part out of) the Indemnitee being a director, officer, trustee, employee, consultant or agent of the Company, any of the

Company's subsidiaries, or any company, partnership, joint venture, trust or other enterprise related to or affiliated with the Company or which the Indemnitee was serving at the request of the Company as a director, officer, trustee, employee, consultant or agent (the "Related Companies"), or that arise out of or are in any way connected with the management, operation, activities, affairs or existence of the Company or any of its Related Companies (an "Indemnifiable Event"); and

(b)           any and all costs, damages, expenses (including legal fees and disbursements on a full indemnity basis), judgements, fines, liabilities, penalties (statutory and otherwise), losses and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such costs, damages, expenses, judgements, fines, liabilities, penalties, losses or amounts paid in settlement) (the "Costs") which the Indemnitee may sustain, reasonably incur or be liable for by reason of (or arising in part out of) an Indemnifiable Event in relation to the Company or its Related Companies or any of their respective affairs;

if the Indemnitee has acted honestly and in good faith with a view to the best interests of the Company and, in the case of a criminal or administrative proceeding that is enforced by a monetary penalty, the Indemnitee has reasonable grounds for believing that their conduct was lawful.

2.2        Expense Advances. Subject to Section 3.1, the Company shall advance to the Indemnitee the Costs reasonably estimated to be sustained, incurred or suffered by him, in connection with the indemnification set forth in Section 2.1 hereof within two business days of receipt by the Company of a written request for such advance (an "Expense Advance"). The Indemnitee hereby undertakes to repay such amounts advanced only if, and to the extent that, it shall ultimately be determined by a court of competent jurisdiction, which determination is not subject to any subsequent appeals, that the Indemnitee is not entitled to be indemnified by the Company.

2.3        Indemnification of Expenses of Successful Party. Notwithstanding any other provision of this Agreement, to the extent that the Indemnitee has been successful on the merits or otherwise in the defence of any Claim or in the defence of any charge, issue or matter therein, including the dismissal of a Claim, the Company shall indemnify the Indemnitee against any and all Costs actually and reasonably sustained or incurred by him in connection with the investigation, defence or appeal of such Claim.

2.4        Indemnification for Expense of a Witness. Notwithstanding any other provision of this Agreement, the Company will indemnify the Indemnitee if and whenever he is a witness or participant, or is threatened to be made a witness or participant, to any action, suit, proceeding, hearing, inquiry or investigation to which the Indemnitee is not a party, by reason of the fact that he is or was a director, officer, trustee, employee, consultant or agent of the Company or any of its Related Companies or by reason of anything done or not done by him in such capacity, against any and all Costs actually and reasonably sustained or incurred by the Indemnitee or on the Indemnitee's behalf in connection therewith.

2.5        Indemnification for Expenses in Obtaining Indemnity. The Company shall indemnify the Indemnitee against any and all Costs, and, if requested by the Indemnitee, shall subject to Section 3.1 hereof (within two business days of such request) advance such Costs to the Indemnitee, which are sustained, incurred or suffered by the Indemnitee in connection with any action, suit or proceeding brought by the Indemnitee for: (i) indemnification, or an advance thereof, by the Company under this Agreement, any other agreement or the Articles and Bylaws of the Company, as amended; or (ii) recovery under any directors' and officers' liability insurance policies maintained by the Company, regardless of whether the Indemnitee ultimately is determined to be entitled to such indemnification or insurance recovery, as the case may be.

2.6        Partial Indemnity. If the Indemnitee is entitled under any provisions of this Agreement to indemnification by the Company for some or a portion of the Costs sustained, incurred or suffered by him but not, however, for all of the total amounts thereof, the Company shall nevertheless indemnify the Indemnitee for the portion thereof to which Indemnitee is entitled.

3.	INDEMNITY EXCEPTIONS

3.1        Exceptions to Indemnification. Notwithstanding the provisions of Sections 2.1, 2.2 and 2.5 hereof, the Company shall not be obligated to indemnify or save harmless the Indemnitee against and from any Claim or Costs or make an Expense Advance:

(a)            if, in respect thereof, a court of competent jurisdiction determines, which determination is not subject to any subsequent appeals, that the Indemnitee failed to act honestly and in good faith with a view to the best interests of the Company;

(b)           rising out of any criminal or administrative conviction of the Indemnitee if the Indemnitee pleaded guilty or was found guilty by a court of competent jurisdiction, which finding is not subject to any subsequent appeals by the Indemnitee, other than in the case of a criminal or administrative proceeding that is enforceable by a monetary penalty in respect of which the Indemnitee had reasonable grounds for believing that his conduct was lawful;

(c)           in connection with any liability under Section 16(b) of the Securities Exchange Act of 1934, as amended, or

(d)           if, in respect thereof, the Expense Advance, or any other advance to the Indemnitee under this Agreement is prohibited by any applicable corporate or securities laws.

4.	BURDEN OF PROOF AND PRESUMPTIONS

4.1        Burden of Proof. In connection with any determination by the Company as to whether the Indemnitee is entitled to be indemnified hereunder, the burden of proof shall be on the Company to establish that the Indemnitee is not so entitled.

4.2        No Presumptions. For purposes of this Agreement, the termination of any Claim, by judgement, order, settlement (whether with or without court approval) or conviction, or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that the Indemnitee did not meet any particular standard of conduct or have any particular belief or that a court had determined that indemnification is not permitted by applicable law.

5.	CONTRIBUTION

5.1        Contribution. If the indemnification provided in this Agreement is unavailable and may not be paid to the Indemnitee for any reason, then in respect of any Claim in which the Company is jointly liable with the Indemnitee (or would be if joined in such Claim), the Company shall contribute to the amount of Costs actually and reasonably sustained or incurred and paid or payable by the Indemnitee in such proportion as is appropriate to reflect (i) the relative benefits received by the Company and all officers, directors, trustees, employees or consultants of the Company and any of its Related Companies, other than the Indemnitee, who are jointly liable with the Indemnitee (or would be if joined in such Claim) on the one hand, and the Indemnitee, on the other hand, from the transaction from which such Claim arose, and (ii) the relative fault of the Company and all officers, directors, employees or consultants of the Company and any of its Related Companies, other than the Indemnitee, who are jointly liable with the Indemnitee (or would be if joined in such Claim), on the one hand, and of the Indemnitee, on the other, in connection with the events which resulted in such Costs, as well as any other relevant equitable considerations. The relative fault referred to above shall be determined by reference to, among other things, the parties' relative intent, knowledge, access to information and opportunity to correct or prevent the circumstances resulting in such Costs.

6.	CHANGE IN CONTROL

6.1        Change in Control. The Company agrees that if there is a Change in Control of the Company (other than a Change in Control which has been approved by a majority of the directors of the Company who were directors of the Company immediately prior to such Change in Control) then with respect to all matters thereafter arising concerning the rights of the Indemnitee to indemnity payments and Expense Advances under this Agreement, any other agreement or the Articles and Bylaws of the Company, as amended, now or hereafter in effect relating to Claims for Indemnifiable Events, the Company shall seek legal advice only from Independent Legal Counsel selected by the Indemnitee and approved by the Company (which approval shall not be unreasonably withheld). Such Independent Legal Counsel shall render its written opinion to the Company and the Indemnitee as to whether and to what extent the Indemnitee would be permitted to be indemnified under applicable law. The Company agrees to pay the reasonable fees of the Independent Legal Counsel referred to above and to indemnify fully such Independent Legal Counsel against any and all Costs, claims and charges arising out of or relating to this Agreement or its engagement pursuant hereto.

6.2        Establishment of Trust. In the event of a Potential Change in Control, the Company shall, upon written request by the Indemnitee, create a trust for the benefit of the Indemnitee and from time to time upon written request of the Indemnitee shall fund such trust in an amount sufficient to satisfy any and all Costs reasonably anticipated at the time of such request to be sustained or reasonably incurred in connection with investigating, preparing for and defending any Claim, and the Costs sustained or reasonably incurred by the Indemnitee from time to time, or reasonably anticipated to be sustained or reasonably incurred by the Indemnitee in connection with any Claim. The amount or amounts to be deposited in the trust pursuant to the foregoing funding obligation shall be determined by the Reviewing Party acting in good faith and in any case in which the Independent Legal Counsel referred to in Section 6.1 hereof is involved, upon receiving the advice of Independent Legal Counsel The terms of the trust shall provide that upon a Change in Control (i) the trust shall not be revoked or the principal thereof invaded, without the written consent of the Indemnitee, (ii) the trustee of such trust shall advance to the Indemnitee, within two business days of a request by the Indemnitee, the Costs sustained or reasonably incurred, or reasonably anticipated to be sustained or reasonably incurred, by the Indemnitee in connection with any Claim (and the Indemnitee hereby agrees to reimburse the trust under the circumstances under which the Indemnitee would be required to reimburse the Company under Section 2.2 hereof), (iii) such trust shall continue to be funded by the Company in accordance with the funding obligation set forth above, (iv) the trustee of such trust shall promptly pay to the Indemnitee all amounts for which the Indemnitee shall be entitled to indemnification pursuant to this Agreement or otherwise, and (v) all unexpended funds in such trust shall revert to the Company upon a final determination by the Reviewing Party acting in good faith, and with the written consent of the Indemnitee, or a court of competent jurisdiction, as the case may be, that the Indemnitee has been fully indemnified under the terms of this Agreement. The trustee of the trust established hereunder shall be chosen by the Indemnitee and the Company. Nothing in this Section 6.2 shall relieve the Company of any of its obligations under this Agreement.

7.	RESIGNATION

7.1        Resignation. Nothing in this Agreement shall prevent the Indemnitee from resigning as a director, officer or employee, and/or terminating any contractual arrangements as a consultant, of the Company or any of its Related Companies at any time.

8.	DEFENCE

8.1        Notice to Company. Upon the Indemnitee becoming aware of any pending or threatened Claim, written notice shall be given by or on behalf of the Indemnitee to the Company as soon as is reasonably practicable.

8.2        Investigation by Company. The Company shall conduct such investigation of each Claim as is reasonably necessary in the circumstances, and shall pay all costs of such investigation. The Company shall, upon the written request of the Indemnitee, provide the Indemnitee with the results of such investigation along with copies of all documents, reports and working papers (including, without limitation, legal opinions and memorandum) prepared by or for and received by the Company in connection therewith.

8.3        Defence by Company. Subject to the provisions of this Section 8, the Company shall, upon the written request of the Indemnitee, defend, on behalf of the Indemnitee, any Claim, even if the Claim is groundless, false or fraudulent.

8.4        Appointment of Defence Counsel. The Company shall consult with and accept the reasonable choice of the Indemnitee concerning the appointment of any defence counsel to be engaged by the Company in fulfillment of its obligations to defend a Claim pursuant to Section 8.3 and thereafter the Company shall appoint such counsel.

8.5        Settlement by Company. With respect to a Claim for which the Company is obliged to indemnify the Indemnitee hereunder, the Company may conduct negotiations towards the settlement of such Claim and, with the written consent of the Indemnitee (which the Indemnitee agrees not to unreasonably withhold), the Company may make such settlement as it deems expedient, provided however that the Indemnitee shall not be required, as part of any proposed settlement of such Claim, to admit liability or agree to indemnify the Company in respect of, or make contribution to, any compensation or other payment for which provision is made under the settlement. The Company shall pay any compensation or other payment for which provision is made by such settlement.

9.	GENERAL

9.1        Gender; Plural. In this Agreement wherever the singular or masculine is used it will be construed as if the plural or feminine or neuter, as the case may be, had been used where the context otherwise requires, and a reference to a section by number is a reference to the section so numbered in this Agreement.

9.2        Notices. All notices and other communications required to be given by a party hereunder shall be in writing and shall be deemed to have been duly given: (a) upon delivery, if delivered by hand; (b) one (1) business day after the business day of deposit with an overnight courier, if delivered by overnight courier, freight prepaid; (c) five (5) days after deposit with the applicable postal service, if delivered by first class mail postage prepaid; or (d) one (1) day after the business day of delivery by facsimile transmission, if delivered by facsimile transmission and a facsimile transmission confirmation is obtained in respect thereof, with a copy by first class mail postage prepaid, to the other party at the other party's address specified above or to the last known facsimile number of such party, as applicable, or at such other address or to such other facsimile number as the other party may have last specified in writing to the party intending to convey the notice or other communication.

9.3	Time. Time shall be of the essence of this Agreement.

9.4        Headings. The headings in this Agreement are inserted for case of reference only and shall have no effect on the construction or interpretation of this Agreement.

9.5        Governing Law. This Agreement shall be construed, interpreted, governed by and enforced in accordance with the laws of the State of Colorado, applicable to contracts made and to be performed in the State of Colorado, without giving effect to the principles of conflicts of laws. Each of the parties hereby irrevocably attorns to the non-exclusive jurisdiction of the courts of the State of Colorado, with respect to any matters arising out of this Agreement.

9.6        Entire Agreement. This Agreement contains the entire agreement between the parties relating to the subject matter hereof and there are no agreements, representations or warranties, express or implied, which are collateral hereto.

9.7        Non-exclusivity. The rights of the Indemnitee hereunder shall be in addition to any rights the Indemnitee may have under the Articles and Bylaws of the Company, including any amendments thereto or restatements thereof, the BCBCA, as amended, or otherwise. To the extent that any change in the BCBCA (whether by statute or judicial decision) permits greater indemnification by agreement than would be afforded currently under the Company's Articles and Bylaws, as amended, and this Agreement, it is the intent of the parties hereto that the Indemnitee shall enjoy by this Agreement the benefits so afforded by such change.

9.8        Amendments. This Agreement may only be amended by a written agreement signed by both of the parties hereto.

9.9        Waivers. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

9.10      Further Assurances. Each of the parties agrees to promptly do all such further acts, and promptly execute and deliver all such further documents, as may be necessary or advisable for the purpose of giving effect to or carrying out the intent of this Agreement.

9.11      Successors and Assigns. This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors, including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business and/or assets of the Company, assigns, spouses, heirs, executors and personal and legal representatives. This Agreement shall continue in effect regardless of whether the Indemnitee continues to serve as a director, officer, employee or consultant of the Company, any of its Related Companies or of any other enterprise at the Company's request.

9.12      Severability. The provisions of this Agreement shall be severable in the event that any of the provisions hereof (including any provision within a single section, paragraph or sentence) are held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable in any respect, and the validity and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired and shall remain enforceable to fullest extent permitted by law.

9.13      Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all parties had signed the same document. All counterparts will constitute one and the same agreement. This Agreement may be executed and transmitted by facsimile transmission and if so executed and transmitted this Agreement will be for all purposes as effective as if the parties had delivered an executed original Agreement.

IN WITNESS WHEREOF the parties hereto have executed this Agreement, in the case of a corporate party by its duly authorized officer or officers, as of the date first written above.

SIGNED, SEALED and DELIVERED by ROBERT L. POLEY in the presence of: Signature Print Name Address Occupation	) ) ) ) ) ) ) ) ) ) ) ) )	ROBERT L. POLEY

HEARTLAND OIL & GAS CORP.

By:

Name:

Title: